Exhibit 99.1

Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:  Frederick A. Marcell Jr., CEO
                                                 Christopher E. Bell, CFO
                                       Telephone:  215-646-5405



                    WILLOW GROVE BANCORP, INC. ANNOUNCES
             THIRD QUARTER RESULTS AND DECLARATION OF DIVIDEND

     Maple Glen, Pennsylvania - (April 25, 2001) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the stock-form holding company for Willow Grove Bank (the "Bank"), announced third quarter results were adversely affected by provisions for loan losses aggregating $2.6 million (pre-tax) with respect to two commercial business loans. As a result of the provision, a net loss of $508,000, or ($.11) diluted earnings per share, was reported for the three months ended March 31, 2001 with a net loss of $656,000, or ($.14) diluted earnings per share, was reported for the nine months ended March 31, 2001. Excluding the effect of the provision, net income would have been $1.1 million, or $.23 diluted earnings per share, for the three months ended March 31, 2001. This compares to net income of $1.2 million, or $.24 diluted earnings per share for the three months ended March 31, 2000. Excluding the effect of year-to-date provisions, net income would have been $3.6 million, or $.73 diluted earnings per share, for the nine months ended March 31, 2001. This compares to net income of $3.6 million, or $.72 diluted earnings per share, for the nine months ended March 31, 2000.

     The $2.6 million provision for loan losses in the third quarter, includes a provision of $1.9 million relating to a $2.0 million commercial business loan to a locally based company which builds-out ambulances. The Company has taken certain steps to protect its security interests in certain assets of the borrower, including taking control of its operations and replacing its management. Based on information gathered to date, the Company believes that the borrower may have been the subject of embezzlement. The Company is vigorously attempting to secure control of the assets pledged to secure the loan. President Frederick A. Marcell Jr. stated that, "it is especially unfortunate to have the results of this illegal incident impact our earnings at this particular time. However, the company is committed to work diligently to preserve asset quality, retain a strong capital position, and improve shareholder value." In addition, the Company's provision for loan losses included approximately $635,000 (pre-tax) with respect to a commercial business loan placed on non-accrual status during the quarter ended December 31, 2000. This borrower recently filed for bankruptcy.

     Net interest income for the three-month and nine-month periods ended March 31, 2001 was $4.9 million and $14.9 million, respectively. This compares to the $5.0 million and $14.3 million for the respective prior year periods. Net interest income remained relatively consistent primarily as a result of increased average balances on interest-earning assets. However, the result of greater increases on the average rates paid on interest-bearing liabilities compared to the average rates earned on interest-earning assets, together with the effect of the two non-performing commercial

                                                                   Page 1 of 4

credits, contributed to the reduction in our net interest margin for the three-month and nine-month periods of 39 basis points and 36 basis points, respectively.

     Non-interest income for the three-month and nine-month periods ended March 31, 2001 increased $271,000, or 97.1%, and $697,000, or 85.5%, respectively, when compared to similar periods of the prior year. These increases were primarily a result of the Company's taking advantage of market opportunities to realize gains upon the sale of loans and securities available for sale as well as increases in general service charges and fees.

     Non-interest expense for the three-month and nine-month periods ended March 31, 2001 were $3.6 million and $10.3 million, respectively. This compares to $3.1 million and $8.8 million, respectively, for the similar periods of the prior year. Increases in the fiscal 2001 periods primarily were the result of the costs associated with the opening of an operations center, the expansion of the banking office network with two additional offices (Rhawnhurst, Philadelphia County and North Wales, Montgomery County), and professional fees.

     Total assets amounted to $609.7 million at March 31, 2001, an increase of $49.6 million, or 8.8%, from June 30, 2000. The increase in assets resulted from net loans increasing $21.8 million, or 5.1%, and securities available-for-sale increasing $53.0 million, or 75.1%. This increase was partially a result of fixed-rate and adjustable-rate securities purchased utilizing proceeds from a sale of an aggregate of $35.0 million of fixed-rate loans during the year. Total liabilities amounted to $549.2 million at March 31, 2001, an increase of $49.7 million, or 10.0%, from June 30, 2000.
Deposits increased $24.4 million, or 5.4%, to $477.2 million while borrowings increased $25.6 million, or 68.2%, to $63.1 million at March 31, 2001. Stockholders' equity decreased $153,000 to $60.5 million at March 31, 2001 compared to $60.6 million at June 30, 2000. Changes in stockholders' equity reflect the purchase of 140,000 additional shares of treasury stock as part of the Company's Stock Buyback Program and appreciation of $2.6 million in accumulated other comprehensive income (loss), primarily as a result of declining interest rates.

     President Marcell stated that the Bank continues to have capital well in excess of regulatory requirements, and that he expects the Company to continue its dividend policy and stock repurchase program in order to build shareholder value.

     The Company also announced that its Board of Directors, on April 24, 2001, declared a $.12 cash dividend on the common stock of the Company payable on May 18, 2001 to stockholders of record at the close of business on May 4, 2001. This is the ninth regular quarterly dividend paid to shareholders since the Company's inception on December 23, 1998 and represents a 9.1% increase from the prior quarter.

     The Company reported that during the third quarter, it had repurchased 66,500 shares of its common stock at an average price of $11.79. Under its current buyback program, the Company has purchased a total of 162,500 shares to date with the ability to purchase 70,551 additional shares.

                                                                   Page 2 of 4

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has eleven offices located throughout Montgomery, Bucks, and Philadelphia counties. Additional banking offices are located in Willow Grove, Dresher, Huntingdon Valley, Hatboro, Warminster (2), Roslyn, Philadelphia (2), and North Wales.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current acts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and
uncertainties.  A number of factors   many of which are beyond the Company's
control could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2000, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described in the Company's June 30, 2000 Form 10-K include changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.




















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                         WILLOW GROVE BANCORP, INC.




                                    At March 31, 2001     At June 30, 2000
                                  __________________________________________
Selected Financial
Condition Data:                  (Dollars in thousands, except per share data)
Total assets                          $609,681             $560,123
Cash and cash equivalents               16,857               14,681
Loans receivable, net                  446,735              424,940
Loans available-for-sale                 6,354               35,753
Securities available-for-sale          123,580               70,577
Deposits                               477,245              452,857
Stockholders' equity                    60,490               60,643
Book value per diluted common  share     12.25                12.22



                                                     Three Months Ended                              Nine Months Ended
                                         _________________________________________    ____________________________________________
                                             March 31, 2001        March 31, 2000        March 31, 2001            March 31, 2000
                                         __________________        _______________    ___________________        _________________

Selected Operating Statement Data:   (Dollars in thousands, except per share data)    (Dollars in thousands, except per share data)
Interest income                                $11,050                $10,058                 $33,045                   $28,291
Interest expense                                 6,128                  5,084                  18,128                    13,953
Provision for loan losses                        2,742                    195                   7,219                       686
Total non-interest income                          550                    279                   1,512                       815
Total non-interest expense                       3,550                  3,121                  10,302                     8,790
Income tax (benefit) expense                      (312)                   755                    (436)                    2,072
Net (loss) income                                 (508)                 1,182                    (656)                    3,605
Diluted (loss) earnings per share                (0.11)                  0.24                   (0.14)                     0.72

Selected Other  Data:
__________________________________________
Average yield interest-earning assets             7.64%                  7.66%                   7.69%                     7.56%
Average cost interest-bearing liabilities         5.12%                  4.67%                   5.12%                     4.53%
Average interest rate spread                      2.52%                  2.99%                   2.57%                     3.03%
(Loss) return on average assets                  (0.34)%                 0.88%                  (0.15)%                    0.94%
(Loss) return  on average equity                 (3.30)%                 7.92%                  (1.37)%                    8.08%
Net interest  margin                              3.40%                  3.79%                   3.47%                     3.83%
Ratio of non-performing assets
   to total assets at period end                  0.77%                  0.21%                   0.77%                     0.21%
Ratio of non-performing loans
   to total loans                                 1.02%                  0.26%                   1.02%                     0.26%
Ratio of loan loss reserves
   to total loans at period end                   0.94%                  0.86%                   0.94%                     0.86%
Ratio of loan loss reserves
   to non-performing loans at period end         92.09%                325.69%                  92.09%                   325.69%
Efficiency ratio                                 64.87%                 59.41%                  62.70%                    58.01%
Full service banking offices at period end          11                     11                      11                        11

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